EXHIBIT 12

                        HOUSTON LIGHTING & POWER COMPANY
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
           RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                             (THOUSANDS OF DOLLARS)

                                                      SIX                    TWELVE
                                                  MONTHS ENDED             MONTHS ENDED
                                                  JUNE 30,1995            JUNE 30, 1995
                                               ------------------      ------------------
Fixed Charges as Defined:
   (1)  Interest on Long-Term Debt...........  $          122,917      $          246,051
   (2)  Other Interest.......................               3,924                   7,668
   (3)  Amortization of (Premium)
           Discount..........................               4,247                   8,489
   (4)  Interest Component of Rentals
        Charged to Operating Expense.........               1,926                   3,967
                                               ------------------      ------------------
   (5)       Total Fixed Charges.............  $          133,014      $          266,175
                                               ==================      ==================
Earnings as Defined:
   (6)  Net Income...........................  $          192,217      $          478,140
                                               ------------------      ------------------
Federal Income Taxes:
   (7)  Current..............................              61,609                 165,957
   (8)  Deferred (Net).......................              34,276                  75,502
                                               ------------------      ------------------
   (9)  Total Federal Income Taxes...........              95,885                 241,459
                                               ------------------      ------------------
  (10)  Total Fixed Charges (line 5).........             133,014                 266,175
                                               ------------------      ------------------
  (11)  Earnings Before Income Taxes and
           Fixed Charges (line 6 plus
           line 9 plus line 10)..............  $          421,116      $          985,774
                                               ==================      ==================
Ratio of Earnings to Fixed Charges
   (line 11 divided by line 5)...............                3.17                    3.70

Preferred Dividends Requirements:
  (12)  Preferred Dividends .................  $           16,435      $           33,342
  (13)  Less Tax Deduction for
           Preferred Dividends...............                  27                      54
                                               ------------------      ------------------
  (14)       Total...........................              16,408                  33,288

  (15)  Ratio of Pre-Tax Income to Net
           Income (line 6 plus line 9
           divided by line 6)................                1.50                    1.50
                                               ------------------      ------------------
  (16)  Line 14 times line 15................              24,612                  49,932
  (17)  Add Back Tax Deduction
           (line 13).........................                  27                      54
                                               ------------------      ------------------
  (18)  Preferred Dividends Factor...........  $           24,639      $           49,986
                                               ==================      ==================
  (19)  Total Fixed Charges (line 5).........  $          133,014      $          266,175
  (20)  Preferred Dividends Factor
           (line 18).........................              24,639                  49,986
                                               ------------------      ------------------
  (21)       Total...........................  $          157,653      $          316,161
                                               ==================      ==================
Ratio of Earnings to Fixed Charges and
   Preferred Dividends Requirements
   (line 11 divided by line 21)..............                2.67                    3.12

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